SUB-ITEM 77I

The MFS Strategic Value Fund, a series of MFS Series Trust X, terminated Class 529A, 529B and 529C Shares, as described in the Amendment to the Declaration of Trust dated April 27, 2007. Such amendment is filed herewith.